Exhibit 99.1

Proguard Acquisition Corp. Announces Acquisition of Random Source, Inc.

Fort Lauderdale, FL , May 24 ,2012 – Proguard Acquisition Corp. (OTCBB-PGRD) announced today that on May 7, 2012 it completed its merger with Random Source, Inc. which was first announced on April 25, 2012.  Random Source, Inc., a Florida corporation, was merged into a subsidiary of Proguard and Proguard’s business and operations are now those of Random Source.

In exchange for all of the issued and outstanding capital stock of Random Source, the former Random Source shareholders received 127,989,517 shares of Proguard common stock which after giving effect to the repurchase of certain shares as described in the Merger Agreement, represented 97.2% of the shares of Proguard’s issued and outstanding common stock.  The officers and directors of Random Source became the officers and directors of Proguard as part of the transaction.  In addition, immediately prior to the completion of the reverse merger, Random Source completed a private placement of its securities.
A Current Report on Form 8-K was filed by Proguard disclosing the material terms of the transactions and information regarding the business and operations of Random Source.  The 8-K can be accessed on the SEC’s web site at www.sec.gov and viewed at: http://www.sec.gov/Archives/edgar/data/1300662/000135448812002279/0001354488-12-002279-index.htm

David Kriegstein, President and CEO, stated “I am thrilled with completion of our reverse merger.  This was the initial step towards completing our short term goals of completing the integration of our operating subsidiaries following the two acquisitions completed in 2011,  expanding our current product selection, including cross marketing products that have synergy to our current product offering and focusing on higher margin products.  Over the longer term, being public, which we expect to provide us with both enhanced access to capital markets as well as being able to use our stock as currency, should enable us to continue to implement our acquisition strategy.”

About Proguard

Through our subsidiary Random Source, Inc., we are an on-line Business to Business (B2B) wholesaler.  Our mission is to provide its corporate, government and educational customer lower prices and improved efficiencies when compared to their existing suppliers. The company’s current product lines consists of brand name office supplies while its expansion strategy is to expand beyond office supplies into higher margin products and services. The company has grown significantly as a result of several recent acquisitions and anticipates to continue to implement its expansion strategy through both acquisitions and intrinsic growth.

Safe Harbor Statement

This press release contains forward-looking statements that can be identified by terminology such as "believes," "expects," "potential," "plans," "suggests," "may," "should," "could," "intends," or similar expressions. Many forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results or implied by such statements. These factors include, but are not limited to, the ability to report profitable operations, the availability of sufficient working capital to fund its growth and implement its acquisition strategy, the ability effectively compete and a limited public market for its common stock, among other risks. Proguard Acquisition Corp.’s future results may also be impacted by other risk factors listed from time to time in its SEC filings. Many factors are difficult to predict accurately and are generally beyond the company's control. Forward-looking statements speak only as to the date they are made and Proguard Acquisition Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made

For further information, please contact:
David Kriegstein
President and CEO (866) 780-6789